Exhibit 10.34

Form of Guarantee Agreement

Number: 2009 Nian 6310517131 Bao Zi NO. 003-[_]

Guarantor:

[Business License NO.:

Legal Representative/Manager:]

[Identification NO.:]

[Domicile:]

[Residential Address:]

Telephone:              Fax::

Creditor: Anyang Branch, Bank of China

Legal Representative/Manager: Shi Lei

Domicile: Wenfeng Road, Anyang City    Postal Code: 455000

Telephone: 0372-2926786   Fax: 0372-2926786

To guarantee the fulfillment of debt under the “Principal Agreement” as stipulated in Article 1 hereunder, the Guarantor are willing to provide guarantee to the Creditor, the Agreement is enacted by equal negotiation of two parties. Unless as otherwise provided herein, terms hereof shall be interpreted in accordance with the Principal Agreement.

Article 1	Principal Agreement

The Principal Agreement of the Agreement is:

RMB Loan Agreement (short term) (Agreement Number: 2009 Nian 6310517131 Zi NO. 003) and its amendment or supplement signed between the Creditor and Henan Shuncheng Group Coal Coke Co., Ltd.

Article 2	Principal Creditor’s Rights

Creditor’s Rights under the Principal Agreement constitute the Principal Credit hereof, including principal, interests (including legal interest, contract interest, compound interest, default interest), liquidated damages, compensation, fees to realize the Creditor’s Rights (including but not limited to legal fees, lawyer's fees, notarization fees, enforcement fees), losses caused to the Creditor due to the Debtor’s breach of contract and other dues.

Article 3	Type of Guarantee

Type of guarantee hereof is the [first] option hereunder: (Note: selection shall be based on the actual condition; if left without selection, it will be considered that the first option is selected)

1.	Guarantee with joint and several liabilities

2.	General Guarantee

Article 4	Commence of Guarantee Liability

If the Debtor does not pay off to the Creditor in any normal due date or due date ahead of schedule, the Creditor is entitled to require the Guarantor to fulfill guarantee liability.

The normal due date in the paragraph above is the date, as stipulated in the Principal Agreement, to repay the principal and interest or the date on which the Debtor shall effect any payment to the Creditor according to provisions thereof, and etc.

The due date ahead of schedule in the paragraph above is the date as proposed by the Debtor and agreed by the Creditor, and the date on which the Creditor requires the Debtor to repay the principal and interest of loans and/or any other fees ahead of the due date in accordance with provisions thereof.

In case the Principal Debt is secured by any other guarantee or mortgage in addition to Guarantee hereof, such additional guarantee or mortgage shall not constitute an argument for the Guarantor to defense the Creditor, and shall in no way affect any creditor’s rights and its exercise.

Article 5	Guarantee Period

The guarantee period of the Agreement is two years from the deadline of the repayment period of the Principal Credit.

If the Principal Credit is to be repaid in installments, then the guarantee period two years from the date on which the Agreement taking into effect to the deadline of repayment period of the last debt.

Article 6	Limitation of action for the Guaranteed Debt

In case the Principal Credit are not paid off and the guarantee is of joint and several liabilities, then if the Creditor require the Guarantor undertake guarantee liability as stipulated in Article 5 hereof prior to the deadline of the Guarantee Period, on and from the same date that the Creditor require the Guarantor undertake guarantee liability, guarantee liability occurs and commences while the limitation of action is applied.

In circumstances of general guarantee, the Creditor files a lawsuit or applies for arbitration against the Debtor before the deadline of the guarantee period as stipulated in Article 5 hereof, on and from the same date on which the judgment or arbitration award taking into effect, the guarantee liability will commence and the limitation of action is applied.

Article 7	Relation between the Agreement and Principal Agreement

In case two parties to the Principal Agreement terminate or make the Principal Agreement due ahead of the schedule, the Guarantor shall take the guarantee liability for interest of the Principal Credit in effect according to the Principal Agreement.

Two parties to the Principal Agreement agree to change the Principal Agreement, except for circumstances of change of currency, interest rate, amount, term, and others leading to amount of Principal Credit increased, or to extend the fulfillment period thereof, the consent of the Guarantor is not necessary and the Guarantor shall take guarantee responsibility for the changed Principal Agreement.

In circumstances that the Guarantor’s consent are necessary, and if there is no written consent from the Guarantor or the Guarantor refuses, the Guarantor shall not take guarantee liability for the increased amount of Principal Credit and the guarantee period shall be the original period if extending the fulfillment period of the Principal Agreement.

If two parties do the inward documentary credit business after the Creditor issues the Sight L/C to the Debtor, or two parties do the inward documentary credit business after the Creditor issues the Usance L/C to the Debtor and the documentary credit period is no later than the valid period of L/C, there is no need to obtain the Guarantor’s written consent, the Guarantor shall take guarantee of joint and several liabilities for the inward documentary credit financing or other consecutive financing in other forms, guarantee period will be two years from the date on which the documentary credit agreement taking into effect to the deadline of repayment period of the creditor’s rights.

If two parties do the inward documentary credit business after the Creditor issues the Usance L/C to the Debtor and the documentary credit period is longer than the validity period of L/C, it needs to obtain the Guarantor’s written consent, then the Guarantor shall take guarantee of joint and several liabilities for the inward documentary credit financing or other  consecutive financing in other forms, guarantee period shall be two years from the date on which the documentary credit agreement taking into effect to the deadline of repayment period of the creditor’s rights.

Article 8	Declaration and Commitment

The Guarantor states and undertakes as follows:

1.	The Guarantor is legally established and exists in good standing; the Guarantor has the civil rights and utter capability to execute and perform this Agreement.

2.
The Guarantor fully understands the content of the Principal Agreement; the execution and performance of this contract is based on the Guarantor’s real intent and free will while the Guarantor has already obtained all the legal and valid authorization as required by its Articles of Association or other inner management files.

If the Guarantor is a company, the Guarantee hereof has already been passed by the board of directors and shareholders meeting according to the provisions of its Articles of Association; If there are limitation provisions applicable to the guaranteed total amount and separate guarantee amount in the Articles of Association, the guarantee hereof shall not exceed the stipulated limit.

Legal representative or authorized representative signing the Agreement on behalf of the Guarantor shall sign this Agreement with legal, valid authorization from the company; execution and performance of this Agreement shall not cause the Guarantor to breach any contracts, agreements or other legal documents constraining the Guarantor.

3.	The Guarantor shall provide all the accurate, real, complete and valid documents and materials to the Debtor;

4.	The Guarantor shall accept the Creditor’s supervision and inspection as of the production and operation condition, financial condition, and the Guarantor shall provide assistance and coordination;

5.	The Guarantor does not conceal any already-taken significant liability as to the execution date hereof;

6.
If there are some circumstances that may affect the Guarantor’s financial condition and performance capability, including but not limited to the division, merger, joint operation, joint venture with foreign investment, cooperation, contract operation, reorganization, restructuring, going public and other changes of operation forms, decrease in registered capital, transfer of significant asset or stock equity, undertaking of significant liabilities, dissolution, revocation, bankruptcy application (or be applied), or involved in major litigation or arbitration, the Guarantor shall notify the Creditor in a timely manner.

Article 9	Disclosure of the Inner Related Parties of the Group and Related Transaction

Two parties agree to adopt the [first]/[second] paragraph hereunder:

1.
The Guarantor doesn’t belong to the group customer determined by the Creditor according to Guidelines to the Risk Management of Giving Credit of the Commercial Bank Group Customers,( ‘Guidelines’ for short)

2.
The Guarantor belongs to the group customer determined by the Creditor according to Guidelines, the Guarantor shall report to the Creditor the related transaction with an amount of more than 10% of its net asset in a timely manner according to Article 17 of Guidelines, including the relation among transaction parties, transaction items and nature of the transaction, transaction amount or its proportion, pricing policies (including transaction without any price or only with nominal amount).

Article 10	Breach and its Disposition

The Guarantor shall constitute a breach by one of the following circumstances:

1.	The Guarantor doesn’t fulfill guarantee liability timely according to the provisions of the Agreement;

2.	The Guarantor makes fraudulent statement in the Agreement or breaches its commitment made hereof;

3.	There happens any incident stipulated in paragraph 6 of Article 8 hereof which severely affects the Guarantor’s financial condition and fulfillment capability;

4.	The Guarantor terminates operation or there happens dissolution, revocation or bankruptcy;

5.	The Guarantor breaches other provisions hereof regarding to the parties’ rights and duties;

6.	There happens breach of any contract among the Guarantor and the Creditor or other institutions such as Bank Of China Limited.

In case there occurs any breach as above mentioned, then the Creditor is entitled to adopt following measures respectively or jointly as of each separate circumstance:

1.	Require the Guarantor to correct the breaches within a time limit and fulfill the guarantee liability timely;

2.	Decrease, suspend or terminate the line of credit to the Guarantor totally or partly;

3.	Suspend or terminate, totally or partly, to accept the Guarantor’s loan application under other contracts; Suspend or terminate, totally or partly, loan release of trade financing in process;

4.	Declare due immediately, totally or partly, the Guarantor’s unpaid principal, interests and other payables in connection with loan or trade financing loan under other contracts ;

5.	Terminate or relieve the Agreement, terminate or relieve other contracts between the Guarantor and the Creditor totally or partly;

6.	Require the Guarantor to compensate losses caused to the Creditor resulting from the breach of contract;

7.
It only needs to send notice beforehand or afterwards for the Creditor to deduct the money saved in the account that the Guarantor opens with the Creditor for purpose to pay off all or part of debt that the Guarantor owned to the Creditor. The undue money in the account shall be considered as due ahead of time. If the currency in the account is different from the pricing currency of the Creditor’s business, it shall be calculated by the exchange settlement or sales rate then adopted by the Creditor as of the deduction.

8.	Other measures the Creditor taking for necessary.

Article 11	Rights Reserved

If one party doesn’t exercise the rights according to the provisions hereof totally or partly or require the other party to fulfill and undertake duty and obligation totally or partly, it shall not constitute abandonment to such right or exemption to the other Party’s duty and obligation.

In case one party grant the other party any tolerance, grace period or delay to exercise rights hereof, it shall not affect such party to exercise any rights according to this contract, laws and regulations, and it shall not be considered as abandonment to such right as well.

Article 12	Changes, Amendment and Termination

The contract is agreed by both two parties, and can be revised or amended in written; any revision or amendment shall be an inseparable part to this Agreement.

Except for otherwise provided by laws and regulations or conventions by parties, the Agreement shall not be terminated before completion of fulfillment of all the rights and duties hereunder.

Except for otherwise provided by laws and regulations or conventions by parties, any invalid provision of the Agreement shall not affect the legal effect of other provisions.

Article 13	Governing Laws and Settlement of Disputes

The Agreement is governed by laws of the People’s Republic of China.

Both parties may first resolve all the disputes and argues through negotiation; if negotiation fails, both parties agree to adopt the same dispute resolution manner as stated in the Principal Agreement.

During the dispute resolution process, if the dispute doesn’t affect the fulfillment of other provisions of the Agreement, other provisions shall continue to be performed.

Article 14	Expenses

Except for otherwise provided by law or parties, the expenses arising from execution and performance of the Agreement and resolution of any dispute (including attorney fees), shall be afforded by the Guarantor.

Article 15	Attachment

The attachment confirmed by both parties constitutes inseparable part to the Agreement with the same legal effect.

Article 16	Others

1.	Without the Creditor’s written consent, the Guarantor shall not transfer any right, duty of the Agreement to a third party.

2.
If the Creditor, due to business demand, needs fulfill the rights and duties hereof through assigning other institutions of Bank of China Limited, the Guarantor shall agrees with such arrangement; such institutions of Bank of China Limited will have authority to implement all the rights hereof and have authority to file a lawsuit to the court or an arbitration to the arbitration body as of disputes arising from or related to the Agreement.

3.	Without affecting other terms and conditions hereof, the Agreement is legally binding to both parties and their own legal successor and assignee.

4.
Except for otherwise provided, the domicile both parties designated hereof is the correspondence and communication address, and both party commits to inform the other party in written notice when and if its correspondence and communication address is changed.

5.
The titles and business names in the Agreement are used for convenience, which cannot be used as interpretation of summary of the Articles herein as well as interpretation of rights and responsibilities of both parties.

Article 17	Agreement Coming Into Effect

This Guarantee Agreement shall come into effect as soon as the legal representative, manager or authorized representative of both parties signing their names and making the company’s seal.

The contract is in triplicate, each party and the Debtor holds one, with the same legal effect.

Guarantor:

[Signature of the authorized representative:]

Date: June 30th, 2009

Creditor: Anyang Branch of Bank of China Limited

Signature of the authorized representative:

Date: June 30th, 2009